EXHIBIT 11. COMPUTATION OF EARNINGS PER SHARE

FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER SHARE
(in thousands, except per share amounts; unaudited)
                                                                     Three Months Year-To-Date 6 Months
For the Periods Ended June 30, 1995 and 1994                      1995       1994       1995       1994
- ----------------------------------------------------------- ---------- ---------- ---------- ----------
Net Income:
Net income per condensed consoldidated income statements ...    36,233     35,220     71,833     68,382
Deduct dividend requirement of preferred stock .............         9         10         18         20
- ----------------------------------------------------------- ---------- ---------- ---------- ----------
  NET INCOME APPLICABLE TO COMMON STOCK (PRIMARY)               36,224     35,210     71,815     68,362
Add dividend requirement of preferred stock ................         9         10         18         20
- ----------------------------------------------------------- ---------- ---------- ---------- ----------
  NET INCOME FULLY DILUTED                                      36,233     35,220     71,833     68,382
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Earnings Per Common Share:
  EARNINGS PER COMMON SHARE: PRIMARY                              0.72       0.71       1.42       1.38
  EARNINGS PER COMMON SHARE: FULLY DILUTED                        0.71       0.71       1.41       1.38
=========================================================== ========== ========== ========== ==========
Average Common Shares Outstanding:
Common stock ...............................................    50,298     49,344     50,241     49,095
Common stock equivalents (options) .........................       791      1,025        750      1,022
Treasury shares ............................................      (379)      (682)      (353)      (615)
- ----------------------------------------------------------- ---------- ---------- ---------- ----------
  COMMON STOCK SHARES OUTSTANDING: AVERAGE PRIMARY              50,710     49,687     50,638     49,502
Preferred stock: average common equivalents ................       140        158        142        160
- ----------------------------------------------------------- ---------- ---------- ---------- ----------
  COMMON STOCK SHARES OUTSTANDING: AVERAGE FULLY DILUTED        50,850     49,845     50,780     49,662
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
Note: Earnings Per Common Share Fully Diluted were computed assuming that all outstanding shares of preferred stock were converted into common stock on the basis of 12.15 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.  Common stock equivalents are common stock options outstanding accounted for on the treasury stock method for purposes of these computations.
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